As filed with the Securities and Exchange Commission on February 26,1999
      Registration No.333-73033

      SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549

AMENDMENT NO. 1
 TO
 FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933


MORGAN KEEGAN, INC.
(Exact name of Registrant as specified in its charter)

   TENNESSEE         62-1153850
(State of Incorporation)      (I.R.S. Employer Identification No.)

      50 North Front Street
      Memphis, Tennessee 38103
      (901) 524-4100
      (Address including zip code, and telephone number, including area code of Registrant's principal executive offices)

      Joseph C. Weller
      Secretary
      50 North Front Street
      Memphis, Tennessee 38103
      (901) 524-4100
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Copy to:
      John A. Good, Esq.
      Baker, Donelson, Bearman & Caldwell
      165 Madison Avenue, Suite 2000
      Memphis, Tennessee 38103
      Telephone: (901) 577-8117

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement.   If the only securities being registered on this Form
are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
	If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to
Section 8(a) may determine.

PROSPECTUS
	Subject to completion, dated February 26, 1999

	MORGAN KEEGAN, INC.

	139,536 Shares of Common Stock



	These shares of common stock are being offered by certain selling shareholders, identified in this prospectus. We issued the shares to the selling shareholders in connection with our acquisition of Athletic Resource Management, Inc. The selling shareholders may sell the common stock through public or private transactions, on or off the United States securities exchanges, at prevailing market prices, or at privately negotiated prices.

	Each of the selling shareholders may be an "underwriter," as such term is defined in the Securities Act of 1933, as amended.

	Our common stock trades on the New York Stock Exchange under the symbol "MOR." The closing sale price of the common stock on February 25, 1999 was $16 3/8 per share.
____________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURANCE OR ADEQUANCY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 _____________


April 14, 1999

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copies may be obtained at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York,
New York 10048, and at the Commission's Web site at (http://www.sec.gov). In addition, shares of the Common Stock are traded on the NYSE, and such reports, proxy statements and other information may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference.

	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

	Our Annual Report on Form 10-K for the fiscal year ended July 31, 1998:

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended
October 31, 1998 and January 31, 1999:
	and

	The description of our common stock contained in the Registration Statement on Form 8-A,
	filed with the SEC on April 17, 1983.

	This prospectus is part of a registration statement we filed with the SEC (Registration Number 333-73033). You may request a free copy of any of the above filings by calling or writing:

			Morgan Keegan, Inc.
			50 North Front Street
			Memphis, Tennessee  38103
			Attn:  Joseph C. Weller, Chief Financial Officer
			(901) 524-4100

	You should rely only on the information incorporated by reference or provided in this prospectus and any supplement to this prospectus. We have not authorized anyone else to provide you with information. The selling shareholders should not make an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

USE OF PROCEEDS

Morgan Keegan, Inc. (the "Company") will not receive any proceeds from the sale of the Common Stock offered hereby.

SELLING SHAREHOLDERS

The following table shows the number of shares being offered by the Selling Shareholders. The shares were issued to the Selling Shareholders without registration under the Securities Act in connection with the separate acquisition of Athletic Resource Management, Inc., a transaction not involving a public offering. After completion of the offering, assuming all of the Shares being offered are sold, the Selling Shareholders will own 85,937 shares of Common Stock. See "Plan of Distribution."



     Name of        Beneficial Owner      Shares       Number of Shares to
 Beneficial Owner  Prior to the Offering Percent(1)  be Sold in the Offering

Kyle Rote, Jr.         111,170              *                 69,768
James E. Sexton, III   114,303              *                 69,768
                       225,473              *                139,536

[FN]

* indicates less than 1%
(1) The percentages shown are based on 32,747,933 shares of common stock outstanding at February 17, 1999.

	PLAN OF DISTRIBUTION

The Selling Shareholders have advised the Company that they may offer the Shares for sale from time to time in transactions effected on the New York Stock Exchange (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation), in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on its behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement. The Company has been advised that the Selling Shareholders may effect sales of the Shares directly, or indirectly by or through agents or broker-dealers and that the Shares may be sold by one or more of the following methods:
(a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, and

(c) in "block" sale transactions. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting selling compensation and any
other required information.   Moreover, in effecting sales, broker-
dealers engaged by the Selling Shareholders and/or the purchasers of the Shares may arrange for other broker-dealers to participate in the sales process. Broker-dealers will receive discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares in amounts which will be negotiated prior to the time of sale. Sales made by broker-dealers will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between the Selling Shareholders and any broker-dealer or agent.

In connection with the distribution of the Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery of the Shares to the broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

Any broker-dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Shares from or through such broker-dealer.

	LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee.

EXPERTS

	Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended July 31, 1998, as set forth in their report, which is incorporated by reference in this Form S-3. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young
LLP's report, given on their authority as experts in accounting and auditing.

No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance imply that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation.





         TABLE OF CONTENTS


	Page
Available Information                                	2
Incorporation of Certain Documents by  Reference     	2
Use of Proceeds                                      	3
Selling Shareholders                                 	3
Plan of Distribution                                 	3
Legal Matters                                        	4
Experts                                              	4




 139,536 Shares





 Morgan Keegan, Inc.




	Common Stock








	PROSPECTUS




















	      April 14, 1999

	Part II. Information Not Required in Prospectus

Item 14.   Other Expenses of Issuance and Distribution

The following fees and expenses shall be borne by the Company in connection with this offering. All fees and expenses other than the SEC and NYSE fees are estimated. (1)

SEC Registration Fee	                               $638
NYSE Filing Fee	                                       0
Blue Sky fees and expenses, including legal fees	      0
Transfer Agent's Fee	                                  0
Printing and Engraving	                              750
Accounting Fees and Expenses	                      2,000
Legal Fees and Expenses	                           3,000
Miscellaneous	                                         0

       Total                                      $6,388

[FN]


(1) The Selling Shareholders will not pay any portion of the registration expenses.

Item 15.   Indemnification of Directors and Officers

Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Law permit a corporation to indemnify directors and officers against liability incurred in certain proceedings if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that such conduct was in the best interests of the corporation and, in all other cases, believed such conduct was at least not opposed to the best interests of the corporation. If the proceeding is criminal, the individual must have at least had no reasonable cause to believe that such conduct was unlawful. The statute requires a corporation to indemnify an individual who is wholly successful in the defense of any such proceeding against reasonable expenses incurred by such individual, unless the Articles of Incorporation provide otherwise. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if certain conditions are satisfied. Unless otherwise provided in the Charter, a director or officer may apply for court ordered indemnification which will include reasonable expenses incurred to obtain the indemnification order if the court determines that the director is entitled to mandatory indemnification or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Except in the case of mandatory indemnification, a corporation may indemnify a director or officer only after it is determined that the individual meets the standard of conduct described above. In addition, a corporation may also indemnify and advance expenses to an officer, whether or not a director, to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its Board of Directors or contract.
Section 48-18-508 of the Tennessee Business Corporation Law empowers a Tennessee corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, or incurred by, such individual in any such capacity or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify against such liability. In addition, the Company has entered into an indemnification agreement with each of its outside directors pursuant to which such director will be indemnified and held harmless by the Company from and against all liabilities incurred as a result of being a director of the Company to the extent permitted by law.

Item 16.    Exhibits

Exhibit 3 - Articles of Incorporation filed as Exhibits B & C and
Bylaws to Proxy Statement

Exhibit 13 - Annual Report to Shareholders*

Exhibit 22 - List of Subsidiaries of Registrant*

Exhibit 23 - Consent of Independent Auditors				                   	Page 18


Exhibit No.

3.1 +	Articles of Incorporation
3.2 +	Bylaws
5.1 *	Opinion of Baker,  Donelson, Bearman & Caldwell
22.1 +	List of Subsidiaries
23.1 Consent of Ernst & Young LLP
23.1 *	Consent of Baker,  Donelson, Bearman & Caldwell

[FN]

 	+   Incorporated by reference to the Registrant's Form 10-K for the year ended July 31, 1998.
	*   Previously filed

Item 17.   Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales of the
securities are being made, a post-effective 		amendment to this
Registration Statement:

(i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Not withstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, other or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 14th day of April , 1999.

                                    MORGAN KEEGAN, INC.

                            								By: /s/ Allen B. Morgan, Jr.
                                        Allen B. Morgan, Jr., Chairman



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

	NAME	                           TITLE	                          DATE

/s/Kenneth F. Clark, Jr.        Director                April 14, 1999
Kenneth F. Clark, Jr.

*
William W. Deupree, Jr.         Director                April 14, 1999

/s/ James E. Harwood, III       Director                April 14, 1999
James E. Harwood, III


/s/ Allen B. Morgan, Jr.        Chairman and Director	  April 14, 1999
Allen B. Morgan, Jr.


/s/ Harry J. Phillips           Director                April 14, 1999
Harry J. Phillips


*
Donald Ratajczak                Director                April 14, 1999


/s/Robert M. Solmson            Director                April 14, 1999
Robert M. Solmson

*
John W. Stokes, Jr.             Vice President          April 14, 1999
                                  and Director


/s/Joseph C. Weller             Secretary/Treasurer     April 14, 1999
Joseph C. Weller                  and Director


*
Spence L. Wilson                Director                April 14, 1999


*By:/s/ Joseph C. Weller
   Joseph C. Weller, Attorney-in-fact

Exhibit Index


Exhibit 3 - Articles of Incorporation filed as Exhibits B & C and
Bylaws to Proxy Statement

Exhibit 13 - Annual Report to Shareholders*

Exhibit 22 - List of Subsidiaries of Registrant*

Exhibit 23 - Consent of Independent Auditors				                    	Page 18



Exhibit No.

3.1 +	 Articles of Incorporation
3.2 +	 Bylaws
5.1 *	 Opinion of Baker,  Donelson, Bearman & Caldwell
22.1 +	List of Subsidiaries
23.1   Consent of Ernst & Young LLP
23.2 *	Consent of Baker,  Donelson, Bearman & Caldwell

[FN]



	+   Incorporated by reference to the Registrant's Form 10-K for the year ended July 31, 1998.
	*   Previously filed

Exhibit 23.1 - Consent of Independent Auditors

We consent to the reference to our firm under the caption
"Experts" and to the use of our report dated September 18, 1998, in Amendment No. 1 to the Registration Statement (Form S-3 No.
333-73033) and the related Prospectus of Morgan Keegan, Inc. for the Registration of 139,536 shares of its common stock.


                               /s/  Ernst & Young LLP

Memphis, Tennessee
April 12, 1999



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